                                                                     Exhibit 2.3

                         AMENDMENT TO RIGHTS AGREEMENT
                         -----------------------------

     Amendment, dated as of November 5, 1995 (this "Amendment"), to the Rights Agreement, dated as of November 21, 1988 (the "Rights Agreement"), between First Interstate Bancorp, a Delaware corporation (the "Company"), and First Interstate Bank, Ltd., as rights agent (the "Rights Agent").

                                   WITNESSETH
                                   ----------

     WHEREAS, no Person has become an Acquiring Person (as defined in Section 1(a) of the Rights Agreement) and no Distribution Date (as defined in Section 3(a) of the Rights Agreement) has occurred as of the date of this Amendment; and

     WHEREAS, the Company, First Bank System, Inc., a Delaware corporation ("FBS"), and Eleven Acquisition Corp., a wholly-owned subsidiary of FBS ("Eleven"), have entered into an Agreement and Plan of Merger, dated as of November 5, 1995 (the "Merger Agreement"), pursuant to which Eleven would merge with and into the Company, with the Company as the surviving corporation in the merger; and

     WHEREAS, in connection with the Merger Agreement, the Company and FBS have entered into a Stock Option Agreement, dated November 5, 1995, pursuant to which the Company has granted to FBS an option to purchase certain shares of the Company's Common Stock under certain circumstances and upon certain terms and conditions; and

     WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment and directed that the proper officers take all appropriate steps to execute and put into effect this Amendment.

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following phrase after the last word and before the period at the end of the definition of "Acquiring Person":

          "; provided, however, that neither First Bank System, Inc., a Delaware
             --------  -------
          corporation ("FBS"), nor any Affiliate or Associate of FBS (collectively with FBS, the "FBS Parties") shall be deemed to be an Acquiring Person by virtue of the fact that FBS is the Beneficial Owner solely of Common Shares (i) of which any FBS Party is or becomes the Beneficial Owner by reason of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of November 5, 1995, by and among the Company, FBS and Eleven Acquisition Corp., a wholly owned subsidiary of FBS ("FBS Sub"), as may be amended from time to time (the "Merger Agreement"), or the Stock Option Agreement, dated as of November 5, 1995, between the Company, as issuer, and FBS, as grantee, as may be amended from time to time (the "Stock Option Agreement"), or by reason of the consummation of any transaction contemplated in the Merger Agreement, the Stock Option Agreement or both, (ii) of which any FBS Party is the Beneficial Owner on the date hereof, (iii) of which any FBS Party becomes the Beneficial Owner after the date hereof, provided, however, that the aggregate number of
                                 --------  -------
          Common Shares which may be Beneficially Owned by the FBS Parties pursuant to this clause (iii) shall not exceed 5% of the Common Shares outstanding, (iv) acquired in satisfaction of debts contracted prior to the date hereof by any FBS party in good faith in the ordinary course of such FBS Party's banking business, (v) held by any FBS Party in a bona fide fiduciary or depository capacity, or (vi) owned in the
               ---- ----
          ordinary course of


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          business by either (A) an investment company registered under the
          Investment Company Act of 1940, as amended, or (B) an investment account, for either of which any FBS Party acts as investment advisor."

          2. The penultimate sentence of Section 13 of the Rights Agreement is hereby amended in its entirety to read as follows:

          "This Section 13 shall not be applicable to (x) a transaction described in Subparagraphs (a), (b) or (c) of this Section if (i) such transaction is consummated with a Person or Persons who acquired Common Shares pursuant to a Qualified Offer (or a wholly owned subsidiary of any such Persons or Persons), (ii) the price per Common Share offered in such transaction or distributable to shareholders upon conclusion of such transaction is not less than the price per Common Share paid to all holders of Common Shares whose shares were purchased pursuant to such Qualified Offer and (iii) the form of consideration being offered to the remaining holders of Common Shares pursuant to such transaction or distributable to shareholders upon conclusion of such transaction is the same as the form of consideration paid pursuant to such Qualified Offer and (y) the transactions contemplated by the Merger Agreement (as defined in Section 1(a)), including, without limitation, the merger of FBS Sub with and into the Company pursuant thereto."

          3. This Amendment shall be effective immediately upon its execution and the Rights Agreement shall continue in full force and effect as amended hereby.

          4. Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.

          5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                         FIRST INTERSTATE BANCORP
ATTEST:

                         By:  /s/ Theodore F. Craver, Jr.
                            -----------------------------
By /s/ Ann M. Coons         Name:  Theodore F. Craver, Jr.
  -------------------       Title: Executive Vice President
  Ann M. Coons
  Assistant Secretary

                         FIRST INTERSTATE BANK, LTD.
ATTEST:

                         By:  /s/ Ronald E. Lug
                            ----------------------------
By /s/ Edward S. Garlock    Name:  Ronald E. Lug
  ----------------------    Title: Vice President
  Edward S. Garlock
  Secretary


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